SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

Lexar Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 20, 2004

To our stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Lexar Media, Inc. to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Wednesday, May 26, 2004 at 10:00 a.m., local time.

The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Please use this opportunity to take part in Lexar Media’s affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Sincerely,

/s/ Eric B. Stang

Eric B. Stang

President, Chief Executive Officer and

Chairman of the Board Directors

Lexar Media, Inc.

47421 Bayside Parkway

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2004 Annual Meeting of Stockholders of Lexar Media, Inc. will be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Wednesday, May 26, 2004 at 10:00 a.m., local time.

At the meeting, you will be asked to consider and vote upon the following matters:

1.    The election of two Class I directors, each for a term of three years and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class I directors:

John A. Rollwagen

Mary Tripsas

2.    A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004.

3.    To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on March 29, 2004 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

/s/ Eric S. Whitaker

Eric S. Whitaker

Vice President, General Counsel and Secretary

Fremont, California

April 20, 2004

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

Lexar Media, Inc.

47421 Bayside Parkway

Fremont, California 94538

PROXY STATEMENT

April 20, 2004

The accompanying proxy is solicited on behalf of the board of directors of Lexar Media, Inc., a Delaware corporation, for use at the 2004 Annual Meeting of Stockholders to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Wednesday, May 26, 2004 at 10:00 a.m., local time. We intend to mail this proxy statement and the accompanying form of proxy to stockholders on or about April 23, 2004. Our annual report, which contains our Annual Report on Form 10-K for our fiscal year ended December 31, 2003, is enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of common stock at the close of business on March 29, 2004 will be entitled to vote at the meeting. At the close of business on the record date, we had approximately 78,581,023 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share held as of the record date. The Class I directors will be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. Negative votes will not affect the outcome of the election of directors.

Approval of proposal No. 2 ratifying the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal.

The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Effect of Abstentions

If stockholders indicate on their proxy that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

Effect of “Broker Non-Votes”

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, such as each of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of all of the proposals.

Voting of Proxies

The proxy sent with this proxy statement is solicited on behalf of our board of directors. We ask all stockholders to complete, date and sign the proxy and promptly return it in the enclosed envelope or otherwise mail it to Lexar Media. All signed, returned proxies that are not revoked will be voted in accordance with the instructions in the proxy. Returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes “for” that proposal. In the case of the election of the Class I directors, proxies that give no instructions as to how they should be voted will be counted as voted “for” the election to the board of each of the nominees presented by the board.

Adjournment of Meeting

If a quorum is not present in order to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. The board is divided into three classes that serve staggered three-year terms. A director serves in office until his or her successor is elected and qualified or until his earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Two Class I directors are to be elected at the meeting for a three-year term ending in 2007. The board has nominated John A. Rollwagen and Mary Tripsas for reelection as the Class I directors. Shares represented by the accompanying proxy will be voted “for” the election of the two nominees recommended by the board unless the proxy is marked to withhold authority to vote. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors/Nominees

The table below presents information about the nominees as of the date of this proxy statement.

Name of Director	Age	Principal Occupation	Director Since
John A. Rollwagen	63	Business and investment advisor	1998

Mary Tripsas	42	Assistant Professor at the Harvard Business School	2003

The table below presents information about each director whose term of office continues after the meeting.

Name of Director	Age	Principal Occupation	Term Expires
William T. Dodds	56	Vice President of The Woodbridge Company Limited; Vice President and Secretary of Thomvest Holdings Inc.	2005

Brian D. Jacobs	42	General partner of Emergence Capital Partners	2005

Eric B. Stang	44	President, Chief Executive Officer and Chairman of the board of directors of Lexar Media	2005

Petro Estakhri	46	Chief Technology Officer and Executive Vice President, Engineering of Lexar Media	2006

Robert Hinckley	56	Consultant and adviser	2006

John A. Rollwagen has served as a member of our board of directors since February 1998. Since 1993, Mr. Rollwagen has served as a business and investment advisor. In addition, since October 2000, Mr. Rollwagen has served as a principal of Quatris Fund, an early stage venture fund. From May 1993 to December 1999, Mr. Rollwagen was a venture partner with St. Paul Venture Capital, Inc. From 1981 to January 1993, Mr. Rollwagen served as the Chairman and Chief Executive Officer of Cray Research, Inc., a worldwide supplier of supercomputers. Mr. Rollwagen was a founding member of the Computer Systems Policy Project, an organization of chief executive officers of 12 leading computer systems companies in the United States that was created to identify and advocate industry positions on trade and technology policy. Mr. Rollwagen is also the Chairman of PartnerRe Ltd., an international reinsurance company, and serves on the boards of directors of Computer Network Technology Corporation, a supplier of computer networking hardware and software, and several private companies. Mr. Rollwagen holds a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Mary Tripsas has served as a member of our board of directors since April 2003. Since July 1999, Ms. Tripsas has been an Assistant Professor of Business Administration at the Harvard Business School. From July 1995 to June 1996, Ms. Tripsas was a lecturer, and from July 1996 to June 1999, an Assistant Professor of Management at the Wharton School at the University of Pennsylvania. Ms. Tripsas holds a B.S. from the University of Illinois at Urbana, an M.B.A. from the Harvard Business School and a Ph.D. from the MIT Sloan School of Management.

William T. Dodds has served as a member of our board of directors since February 1998. Since February 1980, Mr. Dodds has been a Vice President of The Woodbridge Company Limited, a Toronto, Canada based holding company. The Woodbridge Company Limited owns a majority interest in The Thomson Corporation, an information publishing company. Mr. Dodds is also Vice President and Secretary of Thomvest Holdings Inc., a venture capital firm. Mr. Dodds also serves on the boards of directors of several private companies. Mr. Dodds holds a B.A. in economics from the University of Waterloo and has a Canadian Chartered Accountant’s Designation.

Brian D. Jacobs has served as lead director since March 2003 and as a member of our board of directors since February 1998. Mr. Jacobs is the founder and Managing General Partner of Emergence Capital Partners, a venture capital firm. Prior to founding Emergence Capital Partners in January 2003, Mr. Jacobs was a general partner and Executive Vice President of St. Paul Venture Capital, Inc., a venture capital firm, since 1992. Mr. Jacobs serves on the boards of directors of several private companies. Mr. Jacobs hold a B.S. and an M.S. in mechanical engineering from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Eric B. Stang has served as the Chairman of our board of directors since April 2003, as President and Chief Executive Officer since July 2001 and as a member of our board of directors since January 2000. Mr. Stang previously served as our Chief Operating Officer from the time he joined us in November 1999 until July 2001. From June 1998 to November 1999, Mr. Stang was Vice President and General Manager of the Radiation Therapy Products Division of ADAC Laboratories, a medical equipment and software company. From April 1990 to May 1998, he worked for Raychem Corporation, a material science company, where his last position was Director of Operations and Division Manager, Materials Division. Prior to joining Raychem, Mr. Stang co-founded Monitor Company Europe Limited, an international strategic consulting firm, and worked for McKinsey & Company as a management consultant. Mr. Stang holds a B.A. in economics from Stanford University and an M.B.A. from the Harvard Business School.

Petro Estakhri has served as our Chief Technology Officer since April 1999 and as our Executive Vice President, Engineering since August 1997. Mr. Estakhri has served as a member of our board of directors since August 1997, and was the Chairman of our board of directors from August 1997 to July 2001. Mr. Estakhri also served as our Vice President, Systems from September 1996 to August 1997. From January 1993 to August 1996, Mr. Estakhri served as the Senior Director of Mass Storage Controller Engineering at Cirrus Logic, Inc., a supplier of semiconductors for Internet entertainment electronics. Mr. Estakhri is a co-author of many patents related to magnetic media, flash storage controller and systems architecture. Mr. Estakhri holds a B.S. and an M.S. in electrical and computer engineering from the University of California at Davis.

Robert Hinckley has served as a member of our board of directors since April 2003. Since October 2001, Mr. Hinckley has been independently employed. From September 1999 to October 2001, Mr. Hinckley served as an adviser to Xilinx, Inc., a supplier of programmable logic solutions. From November 1991 to September 1999, Mr. Hinckley was Vice President, Strategic Plans and Programs, General Counsel and Secretary of Xilinx, and in 1994 was the company’s Chief Operating Officer. From 1988 to 1990, Mr. Hinckley was the Senior Vice President and Chief Financial Officer of Spectra Physics, Inc., a supplier of laser products. Mr. Hinckley holds a B.S. in engineering from the U.S. Naval Academy and a J.D. from Tulane University Law School.

Composition of Board of Directors

Our certificate of incorporation and bylaws provide that our board of directors will be divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms. The Class I directors, currently Mr. Rollwagen and Ms. Tripsas, will stand for reelection at the 2004 annual meeting of stockholders, as described in this proxy statement. The Class II directors, Messrs. Dodds, Jacobs and Stang, will stand for reelection at the 2005 annual meeting of stockholders. The Class III directors, Messrs. Estakhri and Hinckley, will stand for reelection at the 2006 annual meeting of stockholders. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Lexar Media.

Director Independence and Lead Director

Our board of directors currently consists of seven directors, five of whom are independent directors as defined by the rules of The Nasdaq Stock Market. One of our independent directors, Brian Jacobs, has served as our Lead Director since March 2003.

Executive Sessions of our Independent Directors

Our independent directors regularly (at least no less than twice a year) schedule executive sessions of the board of directors and of each committee in which management does not participate. The Lead Director or the respective committee chairman or designate presides at each executive session.

Corporate Governance

In 2004 we adopted our Corporate Governance Principles and Guidelines, which are available on the governance section of the investor relations page of our website (www.lexarmedia.com). In addition, the charters that have been adopted for each of the Audit, Compensation and Governance and Nominating Committees are also available on the governance section of the investor relations page of our website (www. lexarmedia.com).

We are committed to promoting high standards of ethical business conduct. Our Code of Conduct and Ethics is applicable to all of the representatives of our company, including our executive officers and all other employees of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations page of our website (www. lexarmedia.com). Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed on such website.

Any stockholder who wishes to communicate directly with our board of directors may do so by writing to Lexar Media Board of Directors, Attn: Compliance Officer, 47421 Bayside Parkway, Fremont, California 94538. The letter should state the stockholder’s name and, if the stockholder’s shares are held in street name, evidence of the stockholder’s share ownership. Our Compliance Officer is responsible for reviewing all such correspondence and regularly forwarding to the non-employee directors a summary of all correspondence as well as copies of all correspondence that, in the opinion of the Compliance Officer, deal with the function of the board or committees thereof or that the Compliance Officer otherwise determines requires the attention of the board. Directors may, at any time, review a log of all correspondence that we receive which is addressed to the board and request copies of any such correspondence. In addition, concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of the audit committee and are handled in accordance with procedures established by the audit committee with respect to such matters.

Board of Directors Meetings and Committees

During 2003, the board of directors met eight times, including telephone conference meetings, and acted by written consent two times. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served during the time he or she served.

Standing committees of the board include an audit committee, a compensation committee and a governance and nominating committee.

Audit Committee.    The current members of the audit committee are William T. Dodds, Robert Hinckley and John A. Rollwagen. Mr. Hinckley was appointed to the audit committee in April 2003 upon the resignation of William J. Stewart from our board of directors. Messrs. Dodds, Hinckley and Rollwagen are each independent directors as defined by the rules of The Nasdaq Stock Market. Our board of directors has determined that Messrs. Dodds and Hinckley are each an audit committee financial expert as defined by the Securities and Exchange Commission.

The audit committee was established in January 2000 and met nine times during 2003 and acted by written consent one time. The audit committee has responsibility for, among other things, evaluating the performance of the independent auditors; determining the engagement of the independent auditors; recommending to stockholders whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services; reviewing the financial statements to be included in our Annual Report on Form 10-K; and discussing with management and the independent auditors the results of the annual audit and the results of the auditors’ reviews of our quarterly financial statements.

Compensation Committee.    The current members of the compensation committee are William T. Dodds, Robert Hinckley and Brian D. Jacobs. In April 2003, Messrs. Hinckley and Dodds were appointed to the compensation committee. William J. Stewart had served as a member of the compensation committee until he resigned from our board of directors in April 2003. Messrs. Dodds, Hinckley and Jacobs are each independent directors as defined by the rules of The Nasdaq Stock Market, non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee was established in January 2000 and met eight times during 2003 and acted by written consent four times. The compensation committee reviews salaries and incentive compensation for our officers and employees. The compensation committee also administers the issuance of stock options and other awards under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

Governance and Nominating Committee.    The current members of the governance and nominating committee are Brian D. Jacobs, John A. Rollwagen and Mary Tripsas. Messrs. Jacobs and Rollwagen and Ms. Tripsas are each independent directors as defined by the rules of The Nasdaq Stock Market.

The governance and nominating committee was established in February 2003 and met seven times during 2003 and acted by written consent one time. The governance and nominating committee identifies, evaluates and nominates candidates for appointment or election as members of our board, makes recommendations regarding the structure and composition of our board and advises and makes recommendations to our board on matters concerning corporate governance.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board at our annual meeting of stockholders. To date, we have not received any recommendations from stockholders requesting that the governance and nominating committee, or, prior to the establishment of the committee in February 2003, our board, consider a candidate for inclusion among the slate of nominees presented at our annual meeting of stockholders. The governance and nominating committee will consider qualified candidates for director suggested by our stockholders. Stockholders can suggest qualified candidates for director by writing to our corporate secretary at 47421 Bayside Parkway, Fremont, California 94538. Submissions that are received that meet the criteria outlined below will be forwarded to the chairman of the governance and nominating committee for further review and consideration. Such stockholder submissions should be forwarded to our corporate secretary at least six months prior to the 2005 Annual Meeting to ensure time for meaningful consideration by the governance and nominating committee. The committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted.

In evaluating director nominees, we believe that the director nominees should meet the following minimum criteria:

•	our directors should possess such knowledge, experience, skills, expertise and diversity as may enhance our board’s ability to manage and direct our affairs and business, including, when applicable, as may enhance the ability of committees of the board to fulfill their duties;

•	our directors should be willing to devote sufficient time to carrying out their duties and responsibilities effectively; and

•	our directors should be committed to serve on the board for an extended period of time.

The governance and nominating committee also believes it appropriate for at least one member of the board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board meet the definition of “independent director” under rules of The Nasdaq Stock Market. The governance and nominating committee also believes it appropriate for certain members of our management to participate as members of the board.

In evaluating director nominees, the governance and nominating committee may also consider such other factors as it may deem are in the best interests of Lexar Media and our stockholders. The governance and nominating committee’s goal is to assemble a board that encompasses a variety of perspectives and skills derived from high-quality business and professional experience.

The governance and nominating committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if the governance and nominating committee or the board decides not to re-nominate a member of such class of directors for re-election, the governance and nominating committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the governance and nominating committee and board are polled for suggestions as to individuals meeting the criteria of the governance and nominating committee. Research may also be performed to identify qualified individuals. In the past we have engaged third party search firms to identify and assist in recruiting potential nominees to the board.

Although we do not have a formal policy regarding attendance by members of the board at our annual meeting of stockholders, we encourage directors to attend. The governance and nominating committee will give consideration during the upcoming year of adopting a formal policy, so as to encourage further attendance by directors.

In addition, we do not have a formal policy requiring the rotation of committee members at certain set intervals because the board believes that there are significant benefits attributable to continuity and experience gained in service on a particular committee over time. However, we do consider committee rotation periodically.

Currently, the board intends to rotate committee membership at the next meeting of the board. The new composition of the committees will continue to satisfy the requirement that each committee member be an independent director as defined by the rules of The Nasdaq Stock Market, that each member of the compensation committee be a non-employee director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and that the audit committee include a financial expert as defined by the Securities and Exchange Commission.

Director Compensation

Our non-employee directors receive cash compensation for their services as directors and are reimbursed for their reasonable and necessary expenses in attending board and committee meetings. In 2003, each non-employee director received the following cash compensation: (1) a $10,000 retainer, (2) an additional $3,000 for each committee position held by such director, (3) an additional $3,000 for each committee of which the director is a chair, and (4) an additional $3,000 for the director who serves as lead director.

In addition, each non-employee director is eligible to receive automatic and nondiscretionary grants under our 2000 Equity Incentive Plan. Each non-employee director who becomes a member of our board of directors will be granted an option to purchase 50,000 shares of our common stock as of the date the director becomes a member of the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 25,000 shares of our common stock if the director has served continuously as a member of our board since the date of the director’s initial grant and for a period of at least one year before the annual meeting. The board may also make discretionary supplemental grants to a non-employee director who has served for less than one year from the date of such director’s initial grant; provided that no such director may receive options to purchase more than 75,000 shares of our common stock in any calendar year pursuant to the above described provisions of our 2000 Equity Incentive Plan. Each option granted to a director under our 2000 Equity Incentive Plan has a ten-year term and will terminate three months after the date the director ceases to be a director or consultant for any reason except death, disability or cause, twelve months if the termination is due to death or disability or immediately if the termination is for cause. The options will vest and become exercisable as to 25% of the shares on the one-year anniversary of the date of grant and as to 2.0833% of the shares each month thereafter, so long as the non-employee director remains a director or consultant. In the event of our liquidation or dissolution or a change in control transaction, the options granted to each non-employee director under this plan will become fully vested and exercisable.

In April 2003, upon joining our board of directors, we granted each of Mr. Hinckley and Ms. Tripsas a nonqualified stock option to purchase 50,000 shares of our common stock at an exercise price of $4.64 per share, which grant was automatically made pursuant to the terms of our 2000 Equity Incentive Plan. In June 2003, upon completion of our 2003 annual meeting of stockholders, we granted each of Messrs. Dodds, Jacobs and Rollwagen a nonqualified stock option to purchase 25,000 shares of our common stock at an exercise price of $7.99 per share, which grant was automatically made pursuant to the terms of our 2000 Equity Incentive Plan.

The board recommends a vote for the election of each nominated director.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected PricewaterhouseCoopers LLP as the independent auditors to perform the audit of our financial statements for our fiscal year ending December 31, 2004, and our stockholders are being asked to ratify the audit committee’s selection. PricewaterhouseCoopers LLP or its predecessor has audited our financial statements since our fiscal year ended December 31, 1997. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2003:

	2002	2003
Audit Fees	$335,000	$487,000
Audit-Related Fees	0	14,000
Tax Fees	53,000	63,000
All Other Fees	0	0

Total	$388,000	$564,000

Audit Fees.    The audit fees for the years ended December 31, 2002 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees.    The audit-related fees for the year ended December 31, 2003 was for assurance and related services related to Section 404 attestation report advisory work.

Tax Fees.    Tax fees for the years ended December 31, 2002 and 2003, respectively, were for services related to tax compliance, including the preparation of tax returns and tax planning and tax advice.

All Other Fees.    There were no other fees billed in each of the last two fiscal years for products and services provided by the principal accountant, other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures.    The services performed by PricewaterhouseCoopers LLP in 2003 were pre-approved by the audit committee in accordance with the requirements of the committee’s charter. Pre-approval is generally provided at regularly scheduled meetings.

The board recommends a vote for ratification of the selection of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to Lexar Media’s audited financial statements for its fiscal year ended December 31, 2003. The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

Each of the members of the audit committee is “independent” as defined by the rules of The Nasdaq Stock Market. The committee has adopted a charter for pre-approving services to be provided by PricewaterhouseCoopers LLP. A copy of the current charter is available on the governance section of the investor relations page of our website (www. lexarmedia.com). The charter was approved by the board of directors in October 2000 and most recently amended in February 2004.

The audit committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent auditors, the scope and results of their audit engagement. In connection with the 2003 audit, the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. In addition, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement of Accounting Standards No. 61, Communication with Audit Committees. Furthermore, the committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also discussed with the independent auditors that firm’s independence and whether the provision of non-audit services by the independent auditors is compatible with maintaining independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to in its charter, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

AUDIT COMMITTEE

William T. Dodds, Chairman

Robert Hinckley

John A. Rollwagen

PRINCIPAL STOCKHOLDERS

The following table presents information about the beneficial ownership of our common stock as of March 29, 2004 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 78,581,023 shares of our common stock outstanding as of March 29, 2004. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after March 29, 2004 through the exercise of any option or warrant. The percentage ownership of the common stock, however, is based on the assumption, required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

	Lexar Media Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
Eric B. Stang (1)	469,684	*
Petro Estakhri (2)	2,996,232	3.72%
Brian T. McGee (3)	106,750	*
Eric S. Whitaker (4)	430,723	*
William T. Dodds (5) Entities affiliated with Thomvest Holdings Inc.	4,104,032	5.22
Robert Hinckley (6)	13,541	*
Brian D. Jacobs (7)	49,644	*
John A. Rollwagen (8)	116,226	*
Mary Tripsas (9)	13,541	*
Directors and executive officers as a group (9 persons) (10)	8,300,373	10.17

*	Less than 1% ownership.

(1)	Includes options to purchase 380,123 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(2)	Includes 1,076,284 shares of our common stock held jointly by Mr. Estakhri and his wife. Also includes options to purchase 1,873,956 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(3)	Includes options to purchase 106,250 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(4)	Includes options to purchase 378,957 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(5)	Includes options held by Mr. Dodds to purchase 93,226 shares of our common stock that are exercisable within 60 days of March 29, 2004. Also includes 4,010,806 shares of our common stock owned by Thomvest Holdings Inc., of which Mr. Dodds is a Vice President. Mr. Dodds disclaims any beneficial interest in these shares except to the extent of his pecuniary interest in such shares. The address of Thomvest Holdings Inc. is 3000 Sand Hill Road, Building 1, Suite 155, Menlo Park, California 94025.

(6)	Represents options to purchase 13,541 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(7)	Represents options to purchase 49,644 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(8)	Includes 13,000 shares of our common stock held in an individual retirement account for the benefit of Mr. Rollwagen and options to purchase 93,226 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(9)	Represents options to purchase 13,541 shares of our common stock that are exercisable within 60 days of March 29, 2004.

(10)	Includes options to purchase an aggregate of 3,002,464 shares of our common stock, each of which is exercisable within 60 days of March 29, 2004.

EXECUTIVE COMPENSATION

Summary Compensation

The following table presents information about the compensation awarded to, earned by or paid to (1) our Chief Executive Officer and (2) our three other executive officers as of December 31, 2003 whose salary and bonus for fiscal 2003 was more than $100,000. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Securities Underlying Options
Eric B. Stang President, Chief Executive Officer and Chairman of the Board of Directors	2003 2002 2001	$371,154 269,929 245,589	(2)	$357,423 195,392 124,801		1,000,000 850,000 1,010,000
Petro Estakhri Chief Technology Officer and Executive Vice President, Engineering	2003 2002 2001	372,116 289,677 275,696		357,442 195,794 125,416		700,000 850,000 1,350,000
Brian T. McGee (3) Vice President, Finance and Chief Financial Officer	2003 2002 2001	119,231 — —		142,385 — —	(4)	430,000 — —
Eric S. Whitaker Vice President, Technology Licensing, General Counsel and Secretary	2003 2002 2001	249,039 218,206 200,123		154,981 94,289 93,877	(5) (6)	400,000 500,000 525,000

(1)	These amounts include supplemental payments made by us to our employees, including the named individuals, in an amount equal to approximately two percent (2%) of each such employee’s annual salary. Such amounts can be used, at each employee’s discretion, to pay for a variety of health benefits that we offer to our employees.

(2)	Includes $137,679 paid to Mr. Stang as our Chief Operating Officer and $107,910 paid to Mr. Stang as our Chief Executive Officer.

(3)	Mr. McGee joined us on May 19, 2003. Mr. McGee’s initial annual base salary is $200,000.

(4)	Includes $50,000 in discretionary incentive compensation paid to Mr. McGee.

(5)	Includes $25,000 in discretionary incentive compensation paid to Mr. Whitaker.

(6)	Includes $20,000 in discretionary incentive compensation paid to Mr. Whitaker.

Option Grants in Fiscal 2003

The following table sets forth grants of stock options made during 2003 to the executive officers named in the Summary Compensation Table. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms based on assumed annual rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. The 5% and 10% assumed annual rates of stock price appreciation do not reflect our estimate or projections of future stock price growth. Actual gains, if any, on option exercises depend on the future performance of our common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

Specifically, potential realizable values are calculated by:

•	Multiplying the number of shares of common stock subject to a given option by the exercise price per share of our common stock on the date of grant;

•	Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

•	Subtracting from that result the aggregate option exercise price.

Option Grants in Fiscal 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in 2003(2)	Exercise Price Per Share	Expiration Date
Name						5%	10%
Eric B. Stang	1,000,000		19.70%	$11.20	7/6/13	$7,043,620	$17,849,916
Petro Estakhri	700,000		13.79	11.20	7/6/13	4,930,534	12,494,941
Brian T. McGee	400,000	(3)	7.88	5.76	5/19/13	1,448,973	3,671,983
Brian T. McGee	30,000		0.59	11.20	7/6/13	211,309	535,497
Eric S. Whitaker	400,000		7.88	11.20	7/6/13	2,817,448	7,139,966

(1)	The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Internal Revenue Code) and will expire ten years from the date of grant. Except as set forth in footnote 3 below, the shares vest and become exercisable as to twelve and one-half percent (12.5%) of the shares on the six-month anniversary of the date of grant, and an additional 1/48th of the total number of shares vest and become exercisable each month thereafter so long as the executive officer remains employed by us. Options are subject to earlier termination upon termination of the option holder’s employment.

(2)	The percentage of total options granted to employees in 2003 is based on options to purchase an aggregate of 5,075,000 shares of our common stock granted to employees during 2003.

(3)	The shares subject to this option vest and become exercisable as to twenty-five percent (25%) of the shares on the one-year anniversary of the date of grant, and an additional 1/48th of the total number of shares vest and become exercisable each month thereafter so long as the executive officer remains employed by us.

Option Exercises

The following table sets forth for each of the executive officers named in the Summary Compensation Table (1) the number of shares acquired and the “value” realized upon the exercise of stock options during 2003, (2) the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2003 and (3) the value of “in-the-money” stock options.

Aggregate Option Exercises in Fiscal 2003 and Fiscal Year-End Values

	Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)(3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric B. Stang	782,375	$10,906,694	211,998	1,965,627	$3,121,231	$21,142,626
Petro Estakhri	—	—	1,457,291	1,842,709	22,152,001	21,781,349
Brian T. McGee	—	—	—	430,000	—	4,850,600
Eric S. Whitaker	349,000	3,698,207	178,437	951,563	2,111,916	10,917,636

(1)	Represents the positive difference between the fair market value of the shares subject to the option on the date of exercise and the price paid by the executive officer to exercise the stock option.

(2)	Represents the positive difference between the exercise price of the outstanding stock option and the fair market value of the shares subject to the option as of December 31, 2003.

(3)	The fair market value is based on $17.42 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2003.

Equity Compensation Plans

The table below provides information as of December 31, 2003 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	16,698,523	$5.07	1,528,640	(2)(3)
Equity compensation plans not approved by security holders	—	—	—

(1)	Includes 16,698,523 shares subject to outstanding options issued under our 2000 Equity Incentive Plan and our 1996 Stock Option/Stock Issuance Plan.

(2)	Includes 94,079 shares reserved for issuance under our 2000 Equity Incentive Plan and 1,434,561 shares reserved for issuance under our 2000 Employee Stock Purchase Plan. Under the terms of the 2000 Equity Incentive Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year by an amount equal to 5% of our total outstanding shares of common stock as of the immediately preceding December 31. Under the terms of the 2000 Employee Stock Purchase Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year by an amount equal to 1% of our total outstanding shares of common stock as of the immediately preceding December 31.

(3)	All of these securities are available for grant as restricted stock or stock bonuses. To date, we have not granted restricted stock or stock bonuses under these plans.

Employment Contracts and Change in Control Arrangements

All of our employees are at-will employees, which means that either we or our employees may terminate the employment relationship at any time for any reason.

Eric B. Stang.    We entered into an employment offer letter on November 8, 1999 with Eric B. Stang, our President and Chief Executive Officer and former Chief Operating Officer. This letter established Mr. Stang’s initial annual base salary at $200,000 and his eligibility for a bonus based upon his achievement of specified performance goals. The offer letter also provided for Mr. Stang’s election to the board of directors.

Following Mr. Stang’s appointment as our President and Chief Executive Officer on July 19, 2001, we entered into a retention agreement with Mr. Stang on October 22, 2001 that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Stang’s employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for twelve months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, all stock options or restricted stock granted to or purchased by him on or before September 1, 2001 will vest immediately, followed by a twelve-month period during which the options may be exercised. With respect to any stock options granted after September 2, 2001, Mr. Stang will be granted an additional 24 months of vesting, followed by a twelve-month period during which the options may be exercised. Finally, Mr. Stang will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Stang will receive a cash bonus of $260,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Stang prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Stang is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary and medical and life insurance benefits for fifteen months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options or restricted stock granted to or purchased by him after the change in control will vest immediately, followed by a six-month period during which the options may be exercised. Mr. Stang will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Stang is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

Petro Estakhri.    We executed an employment agreement on September 19, 1996 with Petro Estakhri, our Chief Technology Officer and Executive Vice President, Engineering. This agreement established Mr. Estakhri’s initial annual base salary at $125,000.

On November 9, 2001, we entered into a retention agreement with Mr. Estakhri that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Estakhri’s employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for twelve months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, all stock options granted to him on or before September 1, 2001 will vest immediately, followed by a twelve-month period during which the options may be exercised. With respect to any stock options granted after September 2, 2001, Mr. Estakhri will be granted an additional eighteen months of vesting, followed by a twelve-month period during which the options may be exercised. With respect to the restricted stock purchased by him on January 17, 2000, Mr. Estakhri will be granted an additional eighteen months of vesting in accordance with the terms of the underlying restricted stock purchase agreement. Finally, Mr. Estakhri will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Estakhri will receive a cash bonus of $325,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Estakhri prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Estakhri is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary for fifteen months and medical and life insurance benefits for twelve months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options granted to or purchased by him before or after the change in control and all restricted stock purchased by him after the change in control will vest immediately, followed by a six-month period during which the options may be exercised. With respect to the restricted stock purchased by him on January 17, 2000, Mr. Estakhri will be granted full vesting in accordance with the terms of the underlying restricted stock purchase agreement. In the event, however, that this accelerated vesting is not triggered by the terms of the restricted stock purchase agreement and any shares remain unvested, we have agreed to exercise our repurchase right with respect to all such remaining unvested shares. Mr. Estakhri will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Estakhri is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

Brian T. McGee.    We entered into an employment offer letter on April 21, 2003 with Brian T. McGee for him to serve as our Vice President, Finance and Chief Financial Officer. This employment offer letter established Mr. McGee’s initial annual base salary at $200,000 and his eligibility for a bonus based upon his achievement of specified performance goals. Pursuant to the terms of this offer letter, if we terminate Mr. McGee’s employment without cause, we must continue to pay his base salary for six months. The offer letter also provides that, in the event of a change in control of Lexar Media, 50% of all unvested stock options granted to Mr. McGee will vest upon the earlier to occur of (1) Mr. McGee’s termination without cause following a change in control or (2) the nine month anniversary of the change in control.

Eric S. Whitaker.    We entered into an employment offer letter on December 17, 1999 with Eric S. Whitaker for him to serve as our Assistant General Counsel and Director of Legal Affairs. Mr. Whitaker has served as our General Counsel and Secretary since April 2000 and our Vice President, Technology Licensing since November 2000. This offer letter established Mr. Whitaker’s initial annual base salary at $125,000 and his eligibility for a bonus based upon his achievement of specified performance goals.

On October 22, 2001, we entered into a retention agreement with Mr. Whitaker that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Whitaker’s employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for six months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, with respect to all stock options or restricted stock granted to or purchased by Mr. Whitaker as of the date of his termination, he will be granted an additional twelve months of vesting, followed by a twelve-month period during which the options may be exercised. In the event that any shares that were purchased by Mr. Whitaker on December 27, 1999 remain unvested, we have agreed to exercise our repurchase right with respect to all such remaining unvested shares. Finally, Mr. Whitaker will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Whitaker will receive a cash bonus of $125,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Whitaker prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Whitaker is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary and medical and life insurance benefits for twelve months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options or restricted stock granted to or purchased by him as of the date of his termination will vest immediately, followed by a six-month period during which the options may be exercised. Mr. Whitaker will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Whitaker is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

Option Plans.    In addition to the employment arrangements described above, our 1996 Stock Option/Stock Issuance Plan and our 2000 Equity Incentive Plan also provide for accelerated vesting upon a change in control of Lexar Media. Under the 1996 Stock Option/Stock Issuance Plan, upon a change in control, all unvested stock options and restricted stock granted pursuant to such plan and not assumed in connection with the change in control automatically vest in full. Under the 2000 Equity Incentive Plan, upon a change in control, 25% of all unvested stock options and restricted stock granted pursuant to such plan automatically vest in full.

Officer Loans

We have made loans, which were outstanding in 2003, to two of the executive officers named in the Summary Compensation Table, as set forth below. Each of these notes were delivered in connection with the exercise of options by these executive officers. Each of these notes was secured by the shares that the executive officer purchased with the note and, except as set forth below, was a full recourse note. We made each of these loans prior to the enactment of the Sarbanes-Oxley Act of 2002, and each fully complied with the provisions of Section 402 of the Sarbanes-Oxley Act.

	Date	Due Date	Number of Shares Purchased	Principal Amount of Loan	Interest Rate	Amount of Loan Outstanding
Name						Largest Amount in 2003		As of March 29, 2004
Petro Estakhri (1)	1/17/00	1/17/04	200,000	$400,000	6.21	$498,269	(2)	$0
Eric S. Whitaker	12/27/99	12/27/03	85,000	170,000	6.20	208,117	(3)	0

(1)	In connection with this loan, Mr. Estakhri executed a non-recourse note which was secured only by Mr. Estakhri’s interest in the shares purchased with the note.

(2)	Mr. Estakhri satisfied his obligations under this loan by repaying the entire outstanding principal and interest due in cash in January 2004.

(3)	Mr. Whitaker satisfied his obligations under this loan by repaying the entire outstanding principal and interest due in cash in August 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of William T. Dodds, Robert Hinckley and Brian D. Jacobs. Each is a non-employee director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Neither has at any time since our formation (1) been one of our officers or employees nor (2) had any other interlocking relationships as defined by the Securities and Exchange Commission. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

REPORT ON EXECUTIVE COMPENSATION

This report on executive compensation is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The compensation committee of the board makes decisions regarding executive compensation and stock option grants to executive officers and other employees. Although Mr. Stang and Mr. Estakhri generally attend the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

The compensation committee acts on behalf of the board to establish our general compensation policy for all of our employees. The committee typically reviews and establishes base salary levels and target bonuses for our Chief Executive Officer and our other executive officers and key employees. The compensation committee approves grants of stock options to executive officers, including our Chief Executive Officer and other employees. The committee also administers our incentive and equity plans, including the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan. The committee has retained a compensation consulting firm to advise and assist it in making its decisions on compensation for executive officers and other employees.

The committee’s compensation philosophy for executive officers, including our Chief Executive Officer, is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other employees, relates a portion of each individual’s total compensation to our revenue and profit objectives, as well as to individual objectives for each fiscal quarter as adjusted throughout the fiscal year. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer’s performance, as determined by the committee in its discretion. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to Lexar Media and with which Lexar Media competes for executive personnel, although these companies are not necessarily the same companies that are included in our stock price performance graph in this proxy statement;

•	annual variable performance awards, such as cash bonuses tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

•	long-term equity incentives to strengthen the mutuality of interests between Lexar Media’s executive officers and its stockholders.

The committee determines base salaries, incentive compensation and stock option grants of the executive officers based in part on its review of independent surveys of prevailing compensation practices among high-technology companies with which Lexar Media competes for executive personnel. To this end, the committee compares the compensation of our executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

The committee reviews this competitive market information with our Chief Executive Officer for each executive level position and within the committee as to the Chief Executive Officer. In addition, the committee reviews each executive officer’s performance for each fiscal quarter as adjusted throughout the fiscal year, together with the executive officer’s responsibility level and our fiscal performance compared to objectives and performance targets for each such quarter. The relative weight given to these factors varies with each individual at the discretion of the committee.

2003 Executive Compensation

Base Compensation.    Salaries for executive officers for fiscal 2003 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Compensation.    Our executive officers are eligible for cash bonuses for their performance in fiscal 2003 to the extent that we have met revenue and profit objectives and that such executive officers have achieved individual objectives, significant financing and engineering milestones and important operating goals. The Chief Executive Officer’s subjective judgment of executives’ performance (other than his own) is taken into account in determining whether those individual objectives have been satisfied. Performance is measured at the end of each fiscal quarter as adjusted throughout the fiscal year.

Mr. Stang, in his capacity as our Chief Executive Officer, may also award incentive compensation to our non-executive officers in an aggregate amount of up to $30,000 per quarter for exceptional situations, so long as Mr. Stang informs the committee of his actions.

Stock Options.    Stock options are an essential element of our executive compensation package. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options to vest. The stock options generally vest and become exercisable over a four-year period (with options granted to existing employees beginning to vest on the six-month, rather than the twelve-month, anniversary of the date of grant for new employees) and are granted at a price that is equal to the fair market value of our common stock on the date of grant. Substantially all of our full-time employees are granted stock options.

In 2003, we granted stock options to executive officers as a result of their success in meeting certain financial objectives, to aid in the retention of such executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities, annually, to keep our executive officers’ interests aligned with our stockholders and, occasionally, to achieve equity within a peer group. The committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the committee and is based on anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive’s peer group, the number of unvested options or shares held by the executive and the attainment of company operational goals. In the discretion of the committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally vest and become exercisable over a four-year period (with options granted to existing employees beginning to vest on the six-month, rather than the twelve-month, anniversary of the date of grant) and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

For 2004, the committee will be considering whether to grant future options to executive officers based on the factors described above, with particular attention to company-wide management objectives and the executive officers’ success in meeting specific individual financial and operational objectives established or to be established for 2004, to our revenue and profit expectations and to the number of unvested options or shares held by the executive officers. The committee specifically intends to consider whether to grant options to our existing employees, including our executive officers, in mid-2004.

Chief Executive Officer Compensation

The committee has reviewed, and intends to continue to review annually, the performance and compensation of our Chief Executive Officer according to the criteria and procedures described above. As of December 31, 2003, Mr. Stang’s base salary was $375,000. In addition, Mr. Stang was paid a bonus for his performance in 2003 of $350,000. In July 2003, the compensation committee reviewed Mr. Stang’s performance to date as well as his equity compensation package. Based on such review, Mr. Stang was granted an option to purchase 1,000,000 shares of our common stock on July 7, 2003 in light of his success in achieving certain objectives, including revenue and earnings objectives, the closing of a significant financing and the attainment of company operational goals. The committee also took into account the shares subject to options held by Mr. Stang and the vesting schedules of such options, as well as the need to motivate Mr. Stang to continue to meet the business objectives established by the Board, in reaching its decision to grant such option to Mr. Stang. Additionally, as discussed more fully in “Executive Compensation—Employment Contracts and Change in Control Arrangements,” we are a party to a retention agreement with Mr. Stang.

Compliance with Section 162(m) of the Internal Revenue Code

Having considered the requirements of Section 162(m), the committee believes that grants made under the 2000 Equity Incentive Plan currently meet the requirements for performance-based grants as defined in Section 162(m). We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2004. We do not expect cash compensation for 2004 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m). However, option grants to the executive officers named in Summary Compensation Table may not be deductible if the committee makes option grants to such persons after the 2004 Annual Meeting and prior to the date that our 2000 Equity Incentive Plan is re-approved by our stockholders.

COMPENSATION COMMITTEE

Robert Hinckley, Chairman

William T. Dodds

Brian D. Jacobs

COMPANY STOCK PRICE PERFORMANCE

The stock price performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index, the S&P Semiconductors Index and a peer group consisting of M-Systems Flash Disk Pioneers Ltd., SanDisk Corporation and SmartDisk Corporation. The graph assumes that $100 was invested in our common stock, the Nasdaq Stock Market (U.S.) Index and the peer group described above, weighted according to each company in the peer group’s stock market capitalization at the beginning of the period, on August 15, 2000, the date of our initial public offering, and calculates the annual return through December 31, 2003. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

COMPARISON OF 40 MONTH CUMULATIVE TOTAL RETURN*

AMONG LEXAR MEDIA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE S&P SEMICONDUCTORS INDEX AND A PEER GROUP

RELATED PARTY TRANSACTIONS

Other than the compensation arrangements, including retention and separation agreements and the repayment of officer loans, described in “Director Compensation” and “Executive Compensation,” since January 1, 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2005 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 21, 2004 in order to be included in our proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before our 2005 Annual Meeting of Stockholders (but not include it in our proxy materials) must provide written notice of the proposal to the Secretary of Lexar Media at our principal executive offices by March 27, 2005. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Lexar Media at our principal executive offices no less than 60 days and no more than 90 days before the first anniversary of the 2004 annual meeting. If the annual meeting in 2005 is more than 30 days before or more than 60 days after the first anniversary of the 2004 annual meeting, then stockholders must give us notice of any proposal no more than 90 days and no less than 60 days before the meeting or no more than 10 days after we publicly announce the date of the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the business of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2005 according to their judgment on all stockholder proposals that we receive after March 27, 2005.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2003, with the exception of Mr. Rollwagen who filed late Forms 4 for three stock dispositions made in October and one made in November.

OTHER BUSINESS

The board does not intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2004 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of Lexar Media at our principal executive offices no later than April 6, 2004.

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

LEXAR MEDIA, INC.

Annual Meeting of Stockholders — May 26, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric B. Stang and Eric S. Whitaker, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.0001 par value per share, of Lexar Media, Inc. (the “Corporation”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation (the “Meeting”) to be held on Wednesday, May 26, 2004, at 10:00 a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California and at any adjournment or postponement thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR the ratification of PricewaterhouseCoopers LLP and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR the ratification of PricewaterhouseCoopers LLP.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees	WITHHOLD from all nominees			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS.	☐	☐	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.	☐	☐	☐
	Nominees:

	01. John A. Rollwagen 02. Mary Tripsas				Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.
To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

Signature:                                                       Date:                                     Printed Name:                                                  Address:

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

é    FOLD AND DETACH HERE    é